Citigroup Global Markets Holdings Inc.	Free Writing Prospectus to Pricing Supplement No. 2021-USNCH7102 Registration Statement Nos. 333-224495; 333-224495-03 Dated March 18, 2021; Filed pursuant to Rule 433

Contingent Income Callable Securities Due March , 2022 Based on the Performance of the MSCI Emerging Markets Index
Principal at Risk Securities

This document provides a summary of the terms of the securities. Investors must carefully review the accompanying preliminary pricing supplement referenced below, product supplement, underlying supplement, prospectus supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Summary Terms
Issuer:	Citigroup Global Markets Holdings Inc.
Guarantor:	Citigroup Inc.
Underlying index:	MSCI Emerging Markets Index (ticker symbol: “MXEF”)
Stated principal amount:	$1,000 per security
Pricing date:	March 26, 2021
Issue date:	March 31, 2021
Valuation dates:	Expected to be June 28, 2021, September 27, 2021, December 29, 2021 and March 28, 2022 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	Unless earlier redeemed, March 31, 2022
Contingent coupon payment dates:	For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date
Contingent coupon:	On each quarterly contingent coupon payment date, unless previously redeemed by us, the securities will pay a contingent coupon equal to 1.7125% of the stated principal amount of the securities (6.85% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the coupon barrier level. If the closing level of the underlying index on any quarterly valuation date is less than the coupon barrier level, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity[1]:

Unless earlier redeemed by us, for each $1,000 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows (in addition to the final contingent coupon payment, if any):

•  If the final index level is greater than or equal to the downside threshold level:
$1,000

•  If the final index level is less than the downside threshold level:
$1,000 + ($1,000 x the index return)

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 75.00% of the stated principal amount of your securities at maturity.

Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the final valuation date
Coupon barrier level:	75.00% of the initial index level
Downside threshold level:	75.00% of the initial index level
Index return:	(i) The final index level minus the initial index level, divided by (ii) the initial index level
CUSIP/ISIN:	17329F5Y6 / US17329F5Y66
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/200245/000095010 321004211/dp148036_424b2-us2137705.htm

Hypothetical Payout at Maturity[1] (if the securities have not previously been redeemed)
Change in Underlying	Payment at Maturity (excluding any coupon payable at maturity)
+40%	$1,000.00
+30%	$1,000.00
+20%	$1,000.00
+10%	$1,000.00
0%	$1,000.00
-10%	$1,000.00
-20%	$1,000.00
-25%	$1,000.00
-26%	$740.00
-30%	$700.00
-40%	$600.00
-50%	$500.00
-60%	$400.00
-70%	$300.00
-80%	$200.00
-90%	$100.00
-100%	$0
[1]All payments are subject to our credit risk

Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333-224495 and 333-224495-03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll-free 1-800-831-9146.

Underlying Index

For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

Risk Considerations

The risks set forth below are discussed in more detail in the “Summary Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.

•	You may lose a significant portion or all of your investment.

•	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the coupon barrier level on the related valuation date.

•	Higher contingent coupon rates are associated with greater risk.

•	You may not be adequately compensated for assuming the downside risk of the underlying index.

•	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments.

•	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index.

•	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index.

•	The payment at maturity depends on the closing level of the underlying index on a single day.

•	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

•	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.

•	The estimated value of the securities on the pricing date, based on Citigroup Global Markets Inc.’s proprietary pricing models and Citigroup Global Markets Holdings Inc.’s internal funding rate, will be less than the issue price.

•	The estimated value of the securities was determined for Citigroup Global Market Holdings Inc. by its affiliate using proprietary pricing models.

•	The estimated value of the securities would be lower if it were calculated based on Citigroup Global Market Holdings Inc.’s secondary market rate.

•	The estimated value of the securities is not an indication of the price, if any, at which Citigroup Global Market Inc. or any other person may be willing to buy the securities from you in the secondary market.

•	The value of the securities prior to maturity will fluctuate based on many unpredictable factors.

•	Immediately following issuance, any secondary market bid price provided by Citigroup Global Market Inc., and the value that will be indicated on any brokerage account statements prepared by Citigroup Global Market Inc. or its affiliates, will reflect a temporary upward adjustment.

•	The MSCI Emerging Markets Index is subject to risks associated with emerging markets.

•	Fluctuations in exchange rates will affect the closing value of the MSCI Emerging Markets Index.

•	Citigroup Global Market Holdings Inc.’s offering of the securities does not constitute a recommendation of the underlying index.

•	The level of the underlying index may be adversely affected by Citigroup Global Market Holdings Inc.’s or its affiliates’ hedging and other trading activities.

•	Citigroup Global Market Holdings Inc. and its affiliates may have economic interests that are adverse to yours as a result of the business activities of Citigroup Global Market Holdings Inc.’s affiliates.

•	The calculation agent, which is an affiliate of Citigroup Global Market Holdings Inc., will make important determinations with respect to the securities.

•	Adjustments to the underlying index may affect the value of your securities.

•	The U.S. federal tax consequences of an investment in the securities are unclear.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary pricing supplement under the heading “United States Federal Tax Considerations” concerning the U.S. federal tax consequences of an investment in the securities, and you should consult your tax adviser.